Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members of Techworld Hotel Associates, LLC:

We consent to the incorporation by reference in the registration statement on Form S-3 of Sunstone Hotel Investors, Inc., of our report dated March 28, 2005, with respect to the balance sheets of Techworld Hotel Associates, LLC as of December 31, 2004 and January 2, 2004, and the related statements of operations, members’ capital and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the Form 8-K of Sunstone Hotel Investors, Inc., dated October 27, 2005, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

McLean, Virginia

December 16, 2005